Exhibit 10.2

June 12, 2020

Delivery via PDF

(Revised June 16, 2020)

Daniel T. Oakley

Re:     Severance Agreement and Release of All Claims

Dear Daniel:

Effective June 30, 2020 your employment with Bioanalytical Systems, Inc. ("BASi" or "Company") is being terminated. This letter will confirm certain agreements between you and the Company concerning the resolution of all contractual and other matters between the parties.

BASi is prepared to offer you a severance package with the terms detailed below. Although you will have the full time period spelled out in paragraph 16 below to consider this Agreement, your responsibilities as Chief Operating Officer will end effective June 12, 2020; and you will remain an employee of the company effective until June 30, 2020. Thereafter, you will not be entitled to any additional compensation or to participate in any of BASi's benefit plans (except as otherwise specifically provided herein) from BASi other than what may be agreed to by the parties in the Agreement below.

Even if you do not sign this Agreement, BASi will (a) pay you for any accrued but unused vacation days in accordance with Company policy; and (b) reimburse you for previously incurred but unreimbursed business expenses in accordance with Company policy. (c) you will have company provided benefits through June 30, 2020. Unless you notify BASi of a different bank account, your final pay will be deposited in the bank account that you have previously designated for direct deposit. Similarly, even if you do not sign this Agreement, you will be offered benefits to which you are entitled under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), as modified below.

A.	Terms

1.	Definitions. The terms “you” and “your” and “Oakley” mean Daniel Oakley, and anyone who has or obtains any legal right or claims through his. “BASi” and “Company” mean Bioanalytical Systems, Inc. and include its past and present officers, directors, employees, agents, related corporations and entities, affiliates, principals, insurers, shareholders, attorneys, trustees, subsidiaries, predecessors, successors and assigns, any and all employee benefit plans (and any fiduciary of such plans) sponsored by BASi. “Agreement” means this letter agreement which contains the terms of the severance package and which includes a release of all claims arising out of Oakley’s employment relationship with BASi and the termination of the employment relationship. “The Parties” means Oakley and BASi.

2.	Pursuant to this Agreement, Daniel Oakley will be deemed to have completed his employment with BASi effective June 30, 2020 (the Effective Date).

3.	Payments and Benefits to be provided to Daniel Oakley. In exchange for and in consideration of Daniel Oakley agreement to release all claims against BASi as described in paragraph 4 and in consideration of the other promises contained in this Agreement, BASi agrees as follows:

a.	BASi agrees to pay you a severance benefit equivalent to 5 (five) months in the form of salary continuation mirroring the payroll periods ("Severance Period"), subject to normal payroll taxes and deductions. Unless you notify BASi’s payroll department of a different bank account, this amount will be deposited in the bank account that you have previously designated for direct deposit;

b.	Additionally, following the Release Effective Date, if you are eligible for and timely elect to continue health insurance coverage under BASi's group health care program pursuant to the federal law known as COBRA, then, you will be responsible for the premium for the COBRA continuation coverage period up to a maximum eighteen (18) month COBRA continuation period or, if sooner, when you become eligible for health insurance coverage under another plan. Company shall reimburse an amount equal to his monthly COBRA premiums for a period of five (5) months after the Separation Date; provided that such payments will cease upon becoming eligible for other health insurance.

c.	Mr. Oakley agrees that he is entitled to exercise the 35,000 vested stock options (refer to Schedule A Special Vest) held. Mr. Oakley agrees that he has 30 days from the date of termination to exercise any vested stock options following a termination without cause. Mr. Oakley further agrees that he will not be eligible for any bonuses, commissions, or other incentive compensation paid by BASi following his termination effective date.

4.	Claims released by Daniel Oakley. By signing this Agreement, Mr. Oakley unconditionally and fully releases and forever discharges BASi from (a) any and all possible claims, known or unknown, arising out of or from his employment with BASi under any and all possible legal, equitable, tort, contract or statutory theories, including but not limited to any claims for constructive or wrongful discharge or breach of contract, except for any claims relating to accrued and vested rights under a retirement plan; (b) any and all claims arising on or before the date Daniel Oakley signs this Agreement, including but not limited to any charges, claims, demands or actions under Title VII of the Civil Rights Act of 1964 and the Equal Pay Act, 42 U.S.C. § 2000e et seq., Section 1981 of the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Indiana Civil Rights Law, the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq., the United States Constitution, the Indiana Constitution, any and all amendments to said statutes, and any other federal, state or local statute or law, ordinance or regulation, dealing in any way with employment or employment-related benefits and all claims for costs and attorneys’ fees; and (c) all claims Oakley may have against BASi arising out of Oakley’s employment and/or termination of employment with BASi. Oakley agrees and understands that any claims he may have under the aforementioned laws, statutes or any other federal, state or local law, ordinance, rule or regulation are effectively waived by this Agreement. Oakley understands that the signing of this Agreement prevents his from making any further claims against BASi in connection with his employment and the termination of his employment with BASi. Oakley agrees to give up, release and waive all claims against BASi and not to bring any lawsuits against BASi relating to the claims he has given up, released and waived, nor will he allow any suit to be brought on his behalf. BASi represents that it is not aware of the existence of any claims it may have against Oakley and has not discussed the possibility of litigation against his. BASi affirms and acknowledges that it is unaware of any potential claims it may have against Oakley and has no present intention of asserting any such claims against his once the agreement is signed.

Daniel T Oakley	Page 2 of 6

5.	No Admission of Liability; Waiver. This Agreement shall not in any way be construed as an admission by BASi that it has acted wrongfully with respect to Oakley or any other person, or that Oakley has any rights whatsoever against BASi. Oakley waives any right or claim of reinstatement to employment with BASi and agrees not to seek further employment with BASi. If Oakley does seek employment with BASi, BASi is under no obligation to consider his for employment.

6.	Acknowledgement. Oakley acknowledges that he is not entitled to any of the payments and benefits listed in paragraph 3(a) of this Agreement unless he signs this Agreement and does not revoke it within the revocation period stated in paragraph 16 below.

7.	Non-Disparagement. In consideration of the promises made in this Agreement, Oakley and BASi each agrees not to make any false, negative or disparaging remarks or comments to any person and/or entity about the other party to this Agreement, nor shall Oakley or BASi make any statement that may subject the other party to potential embarrassment, humiliation or any other negative consequence. In addition, Oakley agrees that he shall not make any public statement, including but not limited to, any statement to the media or to BASi employees, regarding the termination of his employment with BASi.

8.	Consultation with Attorney. Oakley agrees that he has read this Agreement and the releases contained herein, that he understands all of the terms hereof, that he has not been coerced, threatened or intimidated into signing this Agreement, and that he executes this Agreement voluntarily and with full knowledge of its meaning and consequences and that he has had sufficient opportunity to consult with his attorney regarding this Agreement. Oakley further acknowledges that BASi hereby advises him that he should consult with an attorney before executing this Agreement.

9.	Violation of Agreement and Severability. Oakley agrees that if he breaches any obligation set forth in this Agreement, BASi shall cease all payments to him, as described in this Agreement, and it shall also cease providing all benefits to him, as described in this Agreement. Oakley also understands and agrees that in the event that this Agreement is ever held to be invalid or unenforceable, in whole or in part, as to any particular type of claim or charge or as to any particular circumstances, this Agreement shall remain fully valid and enforceable as to all other claims, charges and circumstances.

10.	Confidentiality and Non-Solicitation. Oakley agrees and understands that he remains subject to the Confidentiality and Non-Solicitation obligations.

11.	Oakley’s Representations. Oakley represents and warrants that in the making and execution of this Agreement, he is not relying on any representation, statement, or assertion of fact or opinion made by any agent, attorney, employee, or representative of the persons, parties, or corporations being released herein, and he hereby waives any right to rely upon all prior agreements and/or oral representations made by any agent, attorney, employee, or representative of such persons, parties, or corporations even though made for the purpose of inducing his to enter into this Agreement.

Daniel T Oakley	Page 3 of 6

12.	Return of BASi’s Property. Oakley hereby represents and warrants that he will return to BASi all of BASi’s property that is in his possession or control as of the Effective Date. This includes, but is not limited to, keys, credit cards, phone cards, cellular telephones, pages, directories, computer hardware and software, books, documents, memoranda, and all other records, and copies thereof.

13.	Cooperation and Transition Assistance. Oakley agrees that he will be available to provide reasonable assistance to BASi with transitional matters relating to his former duties with BASi, without additional compensation, for the Severance Period discussed in paragraph 3(a), above.

14.	Miscellaneous. The Parties agree that this Agreement is deemed made and entered into in the State of Indiana and in all respects shall be interpreted, enforced and governed under the laws of the State of Indiana, unless otherwise preempted by federal law. Jurisdiction and venue for litigation of any dispute, controversy, or claim arising out of or in connection with this Agreement shall lie exclusively in the federal or state courts in Tippecanoe County, Indiana, and the Parties hereby consent to service of process from said courts. This Agreement shall inure to the benefit of and may be enforced by, and shall be binding on The Parties and their heirs, executors, administrators, personal representatives, assigns, and successors in interest. The language of all parts of this Agreement shall be in all cases construed as a whole, according to its fair meaning, and not strictly for or against the drafter.

15.	Disclosures by Oakley. As a condition precedent to his eligibility for the severance benefits described in paragraph 3(a) above, Oakley affirms and attests that he has disclosed during the course of his employment all employment and other agreements he has signed on behalf of BASi in his capacity as Chief Operating Officer to appropriate Company officials.

16.	Time to Consider this Agreement. Oakley understands that he has twenty-one (21) days from the date of delivery of this Agreement to consider the terms of this Agreement. Oakley understands that he may sign this Agreement at any time during the twenty-one (21) day period. Oakley understands that he may revoke this Agreement if he so chooses until seven (7) days after the date of execution. Oakley further understands that this Agreement will not become effective or enforceable and that BASi’s obligations in paragraph 3 of this Agreement to make payments and provide benefits will not become effective or enforceable until seven (7) days from the date of Oakley’s execution of this Agreement and provided that the Agreement is not revoked during such seven day period ("Release Effective Date").

Sincerely,

Bioanalytical Systems, Inc.

/s/ Bill Pitchford

Bill Pitchford
Chief Human Resources Officer

Daniel T Oakley	Page 4 of 6

My signature below represents my unconditional acceptance of all terms and conditions contained in this Agreement.

/s/ DT Oakley	6/16/2020
Daniel T. Oakley	Date

STATE OF WISCONSIN	)
) SS:
COUNTY OF Dane	)

Subscribed to and sworn before me, a Notary Public, in and for said County and State, this 16th day of June    , 2020.

/s/ David J. Gasner

Signature

David J. Gasner
Printed

Dane County Wisconsin
Notary Public

My Commission Expires:	County of Residence:

4/12/22	USA

Daniel T Oakley	Page 5 of 6

Schedule A (Special Vest)

Daniel T. Oakley Options

Employee Number	Employee Name	Grant Date	Expiry Date	Exercise Price	Issued	Exercised	Expired	Outstanding	Vested	NonVested
377	Daniel Oakley	02/08/2019	02/08/2029	$1.4200	35,000.00	0.00	0.00	35,000.00	35,000	0.00

Daniel T Oakley	Page 6 of 6